CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) made by and between Execuserve Corp. (“the Company”), and W. Thomas Eley (“Consultant”) as of the 9th day of February, 2010;

WHEREAS, the Company is a corporation duly organized and existing under the provisions of the Code of Virginia of 1950, as amended, for the purpose of engaging in the sale of human resource software and other related business; and

WHEREAS, Consultant has experience in the administration of the Company and in the sales of services and implementation of software applications; and

WHEREAS Consultant is willing to perform consulting services for the Company concerning administration of the Company, the sales of services and implementation of software applications (“consulting”); and

WHEREAS Consultant is willing to perform personnel search services (“personnel searches”) exclusively for the Company; and

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and Consultant agree as follows:

1. Consulting .  Consultant agrees to make himself available to Company for consulting services for a minimum of one day each week during this agreement, scheduled as mutually convenient between the parties hereto, with the understanding that Consultant shall make his best effort to give priority to consulting requests, and that the Company shall make its best effort to give Consultant reasonable advanced notice of consultation scheduling requests.  The parties agree that consultation shall be upon the request of the Company, and that Consultant shall have no duty to perform services for the Company except upon request.  The parties further agree that requests for consultation in excess of one day each week shall be granted at the discretion of the Consultant, and shall be separately compensated as discussed below.

2.  Personnel Searches.  The parties hereto contemplate that Consultant will perform personnel searches for clients seeking to fill employment vacancies, including searches initiated by the Company as well as searches developed by Consultant.  Revenue from such searches shall be shared as discussed below.

3.   Compensation.  The Company shall pay to Consultant compensation at the rate of ONE THOUSAND FIVE HUNDRED DOLLARS ($1,500) per month as a retainer (the “retainer”) payable on the first business day of each calendar month, pro-rated appropriately for any period which shall include less than one day each week.  Consultation up to one day each week shall be compensated by the retainer.  In the event Consultant provides consulting services in excess of one day each week pursuant to this agreement, Consultant shall be compensated at the rate of SIXTY TWO DOLLARS AND FIFTY CENTS ($62.50) per hour for all time exceeding one day each week.

In addition to consultation, Consultant will perform personnel searches as described above.  The parties agree that revenue from such searches shall be applied first to the Company’s out of pocket expenses, with the remaining net revenue to be shared between the parties,fifty percent (50%) to the Company and fifty percent (50%) to the Consultant.

4. Best Efforts. Consultant agrees that he shall devote reasonable time, attention, knowledge and skill to the business interests of the Company whenever performing services pursuant to this agreement, and agrees not to accept other engagements which would prevent his devotion of at least one day each week to services under this agreement.

5.  Competitive Businesses. The parties agree that the Company’s business would be harmed by Consultant’s performance of consulting or personnel searches for the Company’s competitors.  During the period of the Agreement, Consultant shall not enter into any other agreement to perform consulting or personnel searches for any person or entity involved in the business of conducting personnel searches in competition with the Company.

The parties hereto expressly contemplate that Consultant will engage in other non competitive businesses, including, but not limited to, real estate sales.

6. Customers and Records. Consultant acknowledges that all customers and prospects of the Company during the period of the Agreement are the Company’s clients. Upon termination of the Agreement, Consultant shall not, without prior written consent of the Company, solicit the Company’s clients. Consultant acknowledges that all records of the Company belong solely to the Company, and Consultant shall not remove or copy such records without the consent of the Company.

7. Term of the Agreement. The term of this Agreement shall be for twenty-four (24) months from the effective date hereof, and after such term shall automatically renew for successive twelve month terms until the Agreement is terminated as hereinafter provided.

8.  Termination of the Agreement.
8.1. This Agreement may be terminated by the Company upon provision to Consultant of three (3) months written notice of termination.
8.2. The Company shall have the option to terminate this Agreement immediately should any of the following occur:
(i)           the failure by Consultant to perform Consultant's duties under this Agreement (other than any such failure resulting from Consultant's Disability) and such failure continues uncured for more than 30 calendar days after Consultant is given written notice of such failure by the Company,

(ii)           Consultant is found guilty of, or pleas nolo contendre to, a felony or other crime involving moral turpitude or any other act or omission involving misappropriation, embezzlement, dishonesty or fraud with respect to the Company or any of the Company’s customers, clients, suppliers or distributors,
(iii)          Consultant engages in conduct causing the Company or any of the Company’s products or services substantial public disgrace or disrepute resulting in substantial economic harm to the Company,
(iv)          Consultant engages in any act or omission that would knowingly aid or abet a competitor, supplier, customer, client or key retailer of the Company to the material disadvantage or detriment of the Company or the Company’s products or services, or
(v)           Consultant breaches in a material manner any of Consultant’s obligations under this Agreement, and such breach continues uncured for more than 30 calendar days after Consultant is given written notice of such breach by the Company.

8.3. Consultant shall have the option to terminate this Agreement immediately upon the Company’s violation of any covenant or term herein contained if such failure continues uncured for more than 30 calendar days after Company is given written notice of such failure by the Consultant.

8.4 Upon termination of this Agreement, except if terminated in accordance with Section 8.2 (ii) and/or Section 8.2 (iv) hereof, Consultant shall have the right to utilize the Company’s assessment software, in a manner similar to any typical customer, as commercially available at that time, for the consultant’s personal use only, at no cost for up to 150 assessments per year.

10. Complete Agreement. This Agreement contains the complete agreement of the parties concerning the Consultant’s provision of consulting services during the term of the Agreement.  This Agreement shall, as of the date hereof, supersede all other agreements between the parties.  The Company and Consultant hereby stipulate that neither of them has made any representations respecting the subject matter of this Agreement except those representations expressly set forth herein.

11.  Notices.  All requests, demands, notices and other communications required or otherwise given under this Agreement shall be deemed sufficiently given if (a) delivered by hand, against written receipt therefor, (b) forwarded via a nationally recognized overnight courier requiring delivery the next business day and written acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested, in any event, addressed as follows:

If to the Company, to:	Execuserve Corp.
6688 Main Street
Glouchester, VA 23061
Attn: Jim Robinson, President

With a copy to:	Execuserve Corp.
c/o Compliance Systems Corporation
50 Glen Street, Suite 308
Glen Cove, NY 11542
Attn: Dean Garfinkel, Chairman

With a copy to:	Dennis C. O’Rourke, Esq.
Moritt Hock Hamroff & Horowitz LLP
400 Garden City Plaza
Garden City, New York 11530

If to Consultant, to:	W. Thomas Eley
P.O. Box 456
Mathews, VA 23109

With a copy to:

or, in the case of any of the parties to this Agreement, at such other address as such party shall have furnished in writing, in accordance with this section 21, to the other party to this Agreement.  Each such request, demand, notice or other communication shall be deemed given (i) on the date of delivery by hand, (ii) on the first business day following the date of delivery to an overnight courier or (iii) three business days following mailing by registered or certified mail.

12. Modification of Contract. No waiver or modification of this Agreement or of any covenant, condition, or limitation contained in this Agreement shall be valid unless it is in writing and duly executed by the parties. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, perpetration, or litigation between the parties arising out of or affecting this Agreement, unless such waiver or modification is in writing duly executed by both parties.

13. Choice of Law, Severability. This Agreement and performance hereunder shall be governed by the laws of the Commonwealth of Virginia. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

14. Attorneys’ Fees. In the event of any suit or action filed relating to this Agreement, the unsuccessful party shall pay to the successful party, in addition to all other sums that either party may be called upon to pay, a reasonable sum for the successful party’s attorneys’ fees.

IN WITNESS WHEREOF, the following signatures and seals.

The Company: Execuserve Corp.

By:	Jim Robison	(Seal)
JIM ROBINSON, President

Consultant

By:	W. Thomas Eley	(Seal)
W. THOMAS ELEY